Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257101 and No 333-259673) on Form S-8 of our reports dated April 27, 2022, with respect to the consolidated financial statements of Arrival and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
London, United Kingdom
April 27, 2022